Exhibit 10.27
Amendment
To the
Standard & Poor’s Employee Retirement Plan Supplement
     Effective as of December 2, 2009, the Standard & Poor’s Employee Retirement Plan: Supplement (the “S&P Supplement”), amended and restated as of January 1, 2008, unless otherwise provided, is amended asset forth below:
     1. Section 2.02. Appeal Reviewer. Section 2.02 is amended by adding the following at the end thereof:
The Appeals Reviewer (or its delegate in accordance with Section 3.01) is the named fiduciary for purposes of deciding any appeals of a claim denial pursuant to Article VI.
     2. Section 3.01. Administration. Section 3.01 is amended by adding the following at the end of Section 3.01:
Notwithstanding anything herein to the contrary, the Plan Administrator, the Appeal Reviewer and the Committee shall each have the power to designate one or more persons as he or she or it may deem necessary or desirable in connection with the Plan, who need not be members of the Committee or employees of the Company, to serve or perform some or all of the functions of the Plan Administrator, the Appeal Reviewer and the Committee, respectively, on his or her or its behalf. Such person(s) shall have the same rights and authority as the Plan Administrator, Appeal Reviewer and the Committee who appointed him or her would have had if acting directly.
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     Except as set forth herein, the S&P Supplement remains in full force and effect.

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